4th Quarter 2006 EARNINGS CONFERENCE CALL
Thomas D. Gardner
August 2, 2006

Thanks, Mike, and good morning. Three months ago I introduced our five-part turnaround plan for Books Are Fun, and this morning I’ll give you an update on where we are.

First though, while Books Are Fun results are disappointing, they were in line with our internal projections for the business. And I can now say that things are getting better, not worse. You’ve heard that we’ve taken a number of aggressive steps to position the business for future profit growth. The positive impact of these actions will begin to show up during fiscal ‘07, so the fourth quarter basically represented a continuation of the challenging trends we’ve seen all year, plus investments we have made in the turnaround.

Our five-part plan is to upgrade the organization, reduce costs, focus on our core businesses, increase the size of our sales force, and improve the overall business model.

Against these priorities, we have taken the following actions over the last three months:

o
In April we changed the leadership of Books Are Fun and replaced the President on an interim basis with a senior Reader’s Digest executive, Tom Barry. Tom has done a tremendous job doing much of the heavy lifting to get the turnaround process underway.

o
Yesterday we announced Tom’s successor, David Krishock. Dave is a highly experienced executive in display marketing and also has solid turnaround credentials. He was President of the Scholastic School Fair business from 2001 to 2005, and delivered excellent results there. He’s the right person to lead this company in the years ahead, and we will introduce him to the team tomorrow.

o	In the last several months we’ve also hired a new CFO, and new heads of IT and Human Resources.

o	We eliminated two management positions; are searching for a VP of Marketing and have made a number of changes in the next level as well.

All in all, we believe we have a much stronger team in place to lead this company going forward.

o
In mid-July, we moved Books Are Fun’s headquarters to Chicago. Dave Krishock and his management team are now based in Chicago, as well as other high level staffers. The move to Chicago has enabled us to attract first-rate management talent, and facilitates more interaction with our field sales force and our publishers and vendors.

o
We’re in the midst of a major downsizing and cost reduction program. We’ve taken a restructuring charge to account for the downsizing. Between this and other expense control actions, we will lower overheads by about $8 million dollars in fiscal ‘07, or roughly 15%

o
In April we announced the closure of our jewelry and home décor businesses, and have since been running events to liquidate inventories. Remaining inventory value has been adjusted as part of the revaluation charge taken in the fourth quarter.

o	Also as part of the charge, we have revalued old inventory so that we can execute a plan to move it through alternative channels at a discount in fiscal ’07.

o
We’ve already been running successful discounting events in fiscal ’06, using new channels and discounting methods, so we have a working model for fiscal ’07. This will enable us to achieve our goals of reducing inventory and improving cash flow significantly in fiscal ’07.

o
We’ve been building back our corporate sales force. You’ll recall that our primary competitor raided 25% of our corporate sales force from last August through mid- February. Since then, rep defections have virtually stopped, in part due to aggressive rep retention programs, but frankly more due to renewed confidence in Books Are Fun leadership, clear new direction, and very visible support from RDA management.

o	And we’ve filled about half of the vacant positions and expect further success in the near term.

Improving the business model will take more time -- but we’re excited about our progress to date and the implications for fiscal ’07.

o
Our product line-up for the fall is stronger than those in the past, both in terms of quantitative testing data as well as enthusiastic rep response. We’re offering more “sizzler” products in the line-ups, which are what we call items that have tested very well, that we can promote to create a buzz that can drive overall lineup performance.

o	We’ve launched a new web-based support system into our school business and will expand it to corporate during the year.
This will facilitate far better inventory management and also more rapid response to market conditions, particularly in pricing

o	We’ve had some success with more varied price points and will continue to examine ways to enhance margins through selective increases, as well as more sophisticated and timely discounting practices.

o
We’ve conducted tests which feature line-ups that are much more heavily weighted toward Reader’s Digest products, and the early results are extremely promising. This should drive sales as well as provide a huge point-of-difference in the marketplace.

So what does this mean for fiscal ’07?

o
We expect sales to be relatively flat. This reflects exiting the jewelry and home décor product lines. In addition, we lost many sales reps in January, so we’ll have a smaller corporate sales force this fall versus the prior year.

o
But these factors are offset by sales growth in some of our smaller product lines and channels, including bath and beauty, retail and school fairs, and also stronger sales per event. We’ll also have a larger corporate sales force in the second half of the year versus the prior year.

o	Profits for the full year will be up, reflecting the cost savings

o
The pattern for the year will be that sales and profits will be slightly down in the first half, and up in the second half. Again, this primarily reflects the rate at which we rebuild the sales force and take out costs.

We expect the business to run with low single-digit profit margins while in the early phases of the turnaround. Longer term our goal is to return to low double-digit margins as quickly as possible. There are areas where we can see the potential: higher sales per event, continued growth in the sales forces, increased account penetration, and growth from our newer lines of business and channels. And we see further cost savings opportunities, such as lower warehousing costs as we reduce inventories, and continued vigilance on overhead expenses.

All in all, we remain strongly committed to Books Are Fun and bullish about our prospects. True, you can’t measure our progress in the fourth quarter numbers. But there are other metrics and signs that are encouraging.

We have a stronger product line-up. We’ve stopped the sales rep defections and increased the size of our sales force. We’ve begun liquidating inventories successfully. We’ve reduced costs considerably. We’ve streamlined the business and provided clear focus on the things that really matter. Perhaps most importantly, we’ve upgraded the management team and company morale has soared. Not only do we know we’re going to win, the employees and reps know it too. And we look forward to demonstrating our progress to you in the coming year.

And now Eric, Mike and I will answer your questions.